EXHIBIT 10.2




                                    CONTRACT


Customer: China Wi-Max Communications, Inc.

Date: June 15, 2009

Term of Contract:  One Year

Contract Begins: June 22, 2009

********************************************************************************

The undersigned, acting on behalf of China Wi-Max Communications, Inc. (the "Customer"), hereby contracts with RJ Falkner & Company, Inc., for a period of one year, for the provision of consulting services to include the following:

(1) The preparation of two 6-12 page "Research Profile" reports during the first twelve months of the contract;

(2) Distribution of such reports to over 9,000 investment professionals, including brokers, money managers, mutual funds, analysts, investment newsletter editors and individual investors, along with the exposure of such reports to "online" investors on the Internet via the RJ Falkner & Company, Inc. website (www.rjfalkner.com);

(3) Pro-active follow-up with investment professionals and investors, on a continuing basis, by R. Jerry Falkner, CFA, and other members of the research staff of RJ Falkner & Company, Inc., in order to broaden the exposure of, and raise the level of interest in, the Customer's stock within the investment community.

(5) Assistance in the editing of news releases, in order to optimize their effectiveness in conveying the messages desired by management;

(6) The handling of all logistics involving the issuance and distribution of news releases via PR Newswire, with which we have negotiated a 25% price discount for RJF & Company, Inc. clients;

(7) The arrangement and handling of all logistics involving China Wi-Max Communications, Inc. quarterly investor conference calls with the investment community;

(8) Assistance in the drafting of CEO's Letter to Shareholders for China Wi-Max Communications, Inc. annual report; and

(9) Response to inquiries from brokers, money managers and individual investors, in order to reduce the amount of time that management must spend in this area. This will allow management to focus upon operations and the pursuit of strategic objectives beneficial to the enhancement of shareholder values.

During the twelve months ended June 22, 2010, no monthly cash retainer fee will be payable to RJ Falkner & Company, Inc. for these services. However, the

Customer will be invoiced for the reimbursement of expenses directly incurred in the provision of these services. Such expenses will primarily involve publishing, printing and postage costs related to the publication and distribution of "Research Profile" reports and shareholder communiques; telephone calls placed on the customer's behalf; and travel expenses required to visit the customer and/or for trips to visit brokerage firms/investor groups/institutions on behalf of the customer (such trip expenses are pro-rated among several customers). Documentation of these expenses will be provided on each monthly invoice, and the customer agrees to reimburse RJ Falkner & Company, Inc. for such expenses within 30 days following receipt of such invoices.

Customer also agrees to pay, on a timely basis, all invoices received directly from PRNewswire and Chorus Call for news distribution and conference call services.

Customer hereby agrees to grant R. Jerry Falkner, as an individual, a 5-year stock option for the purchase of 100,000 shares of CHWM common stock at an exercise price of $0.50 per share. Mr. Falkner's rights under such stock option will be vest immediately upon the issuance of such option, and Customer agrees to deliver a Stock Option Agreement relating to such option to Mr. Falkner no later than July 31, 2009. If, during the twelve months ending June 22, 2010, Customer completes any form of equity financing (including convertible bonds or convertible preferred stock) at a price (or with a conversion price) lower than $0.50 per share, the exercise price of Mr. Falkner's option will be reduced to
(1) the same per-share price at which the equity funds were raised or (2) the conversion price of any convertible securities issued.

This contract may be canceled by the Customer or by RJ Falkner & Company, Inc. upon 60 days' written notice. If Customer chooses to terminate the services of RJ Falkner & Company, Inc. at any time, Mr. Falkner's rights under the stock options granted to him will not be terminated or altered in any manner. If Customer desires to continue the services of RJ Falkner & Company, Inc. beyond June 22, 2010, China Wi-Max Communications, Inc. will begin paying a monthly cash retainer to RJ Falkner & Company, Inc. effective June 22, 2010, the amount of which will be agreed upon by Customer and RJ Falkner & Company, Inc. prior to June 22, 2010. Wi-Max will also grant to Mr. Falkner a fully-vested 5-year option for the purchase of an as-yet-to-be-determined number of CHWM shares exercisable at the "last trade" price of the stock as of the close of business on June 21, 2010.

This contract shall be governed in accordance with the laws of the State of Texas. This contract cannot be assigned without the agreement of both parties.

Signed:



Steven Berman
Chief Executive Officer
China Wi-Max Communications, Inc.



R. Jerry Falkner, CFA
President
RJ Falkner & Company, Inc.

Note: Please retain one original copy of this contract for your records, and return one original copy to RJ Falkner & Company, Inc.